Exhibit 99.1

Dassault Systèmes Announces Medidata Stockholder Approval for Planned Acquisition

VÉLIZY-VILLACOUBLAY, France and NEW YORK — August 19, 2019 – Dassault Systèmes SE (Dassault Systèmes) (Euronext Paris: #13065, DSY. PA) and Medidata Solutions, Inc. (“Medidata”) (NASDAQ: MDSO) announced that Medidata stockholders have approved on August 16, 2019 the proposed acquisition of Medidata by Dassault Systèmes.

At a special meeting of Medidata stockholders held on August 16, 2019, 78% of Medidata’s total outstanding common stock voted in favor of the proposed acquisition and 99% of shares voted were in favor of the proposed acquisition. Under the terms of the agreement, Dassault Systèmes will acquire Medidata in an all-cash transaction at a price of $92.25 per share of Medidata, representing an enterprise value of around $5.8 billion.

Bernard Charlès, Vice-chairman of the board of directors and CEO of Dassault Systèmes stated: “After this new step towards the acquisition, I look forward to welcoming soon our new colleagues to Dassault Systèmes. Along with highly skilled Medidata teams, we will be the enabler of the Life Sciences industry shift to science-based experience, illustrating our company’s purpose of harmonizing product, nature and life.”

Tarek Sherif, Co-founder, Chairman and CEO of Medidata said “The great support demonstrated by Medidata Solutions stockholders clears the way for the creation of a game-changing, science-based, business experience platform. Together we will bring the Life Science industry an end-to-end approach to developing new therapies and health technologies for patients everywhere.”

Completion of the acquisition is expected during the third or fourth quarter of 2019 and is subject to clearance by the Committee on Foreign Investment in the United States and other customary closing conditions.

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Forward-looking Information

This press release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger.  Such forward-looking statements are not profit forecasts within the meaning of applicable EU Regulation, including Commission Delegated Regulation (EU) 2019/980 of 14 March 2019. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (2) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (3) the merger may involve unexpected costs, liabilities or delays; (4) the business of Medidata may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (5) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to Medidata; (6) Dassault Systèmes  or Medidata may be adversely affected by other general industry, economic, business, and/or competitive factors; (7) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (8) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (9) risks related to diverting management’s attention from Medidata’s ongoing business operations; (10) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect Medidata’s and Dassault Systèmes’ business and the price of the common stock of Medidata and Dassault Systèmes; (11) the risks described from time to time in Medidata’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC and (12) the risks described from time to time in the “Risk Factors” section of the 2018 Document de Référence (Annual Report) filed with the AMF (French Financial Markets Authority) on March 26, 2019 and also available on the Company’s website www.3ds.com.

About Dassault Systèmes
Dassault Systèmes, the 3DEXPERIENCE Company, provides business and people with virtual universes to imagine sustainable innovations.  Its world-leading solutions transform the way products are designed, produced, and supported.  Dassault Systèmes’ collaborative solutions foster social innovation, expanding possibilities for the virtual world to improve the real world.  The group brings value to over 250,000 customers of all sizes, in all industries, in more than 140 countries.  For more information, visit www.3ds.com.

3DEXPERIENCE, the Compass logo and the 3DS logo, CATIA, SOLIDWORKS, ENOVIA, DELMIA, SIMULIA, GEOVIA, EXALEAD, 3DVIA, BIOVIA, NETVIBES and 3DEXCITE are registered trademarks of Dassault Systèmes or its subsidiaries in the US and/or other countries.

About Medidata
Medidata is leading the digital transformation of life science, with the world’s most used platform for clinical development, commercial, and real-world data. Powered by artificial intelligence and delivered by top-ranked industry experts, Medidata helps pharmaceutical, biotech, medical device companies, and academic researchers accelerate value, minimize risk and optimize outcomes. Medidata and its companies, Acorn AI and SHYFT, serve 1,300 customers and partners worldwide and empower more than 150,000 certified users every day to create hope for millions of patients. Discover the future of life science: www.medidata.com

Dassault Systèmes Investor Relations Contacts François-José Bordonado/Béatrix Martinez investors@3ds.com +33 (0) 1 61 62 69 24 North America : Michele Katz michele.katz@3ds.com	Dassault Systèmes Press Contacts Victoire de Margerie victoire.demargerie@3ds.com +33 (0)1 61 62 54 08 Arnaud Malherbe arnaud.malherbe@3ds.com +33 (0)1 61 62 87 73

Medidata Solutions Investors Contacts Betsy Frank bfrank@medidata.com +1 (917) 522 4620	Medidata Solutions Media Contacts Rosemarie Esposito resposito@medidata.com +1 (646) 362 3017

FTI Consulting Jamie Ricketts +44.20.3727.1000 Arnaud de Cheffontaines +33.1.47.03.69.48